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                                                                    Exhibit 99.2

                     CONCORD AND FIRSTSENSE COMPLETE MERGER

Contact:

Melissa Cruz                                Amy Conefrey
Vice President of Finance                   Public Relations Manager
Concord Communications, Inc.                Concord Communications, Inc.
(508) 303-4361                              (508) 303-4322
mcruz@concord.com                           aconefrey@concord.com


Marlboro, MA-February 7, 2000-Concord Communications, Inc. (Nasdaq: CCRD) today announced the completion of its merger with privately-held FirstSense Software. Concord is the market leader in next-generation performance management solutions that ensure effective e-business for service providers and enterprise organizations. FirstSense is a premier provider of application and service response management solutions. Under terms of the transaction announced on January 20, 2000, Concord Communications completed its merger with FirstSense Software and has reserved for issuance in connection with the merger 1,940,000 shares of Concord's common stock. The transaction is being accounted for as a pooling of interests. As a result of the merger, Concord will recognize a one-time charge of approximately $5.0 - $5.5m million for the quarter ending March 2000.

About FirstSense Software, Inc. FirstSense Software is a leading provider of applications performance and service-level management software designed for distributed applications, including packaged, custom and e-business applications. The company's flagship product, FirstSense Enterprise, continuously monitors application performance and availability from the end-users' perspective. FirstSense arms IT organizations with the information necessary for application service-level reporting, trend-lining and analysis. By shifting from infrastructure monitoring to understanding the application service levels delivered to end users, IT can more directly align its operations with business unit objectives.

About Concord Communications. Concord Communications, Inc. (NASDAQ: CCRD) is the market leader in next-generation performance management solutions. With its eHealth solution set, Concord offers the only integrated performance management solution spanning systems, applications, services and networks. Only by successfully managing performance across all of these key areas can organizations truly ensure effective e-business. This end-to-end performance view provides the critical insights needed to power day-to-day business and e-commerce operations for some of today's most successful corporations and service providers worldwide. Concord is headquartered in Marlboro, Massachusetts. For more information on Concord, call 1-800-851-8725 or visit Concord's World Wide Web site at http://www.concord.com.

Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein are based on current expectations, but

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are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from current expectations include the following: Fluctuations in customer demand; the Company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company's markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Risk Factors" in the Company's year-end December 31, 1998 10-K filed with the SEC on March 25, 1999.